Exhibit 10.20


                              SEPARATION AGREEMENT


        This Separation Agreement is made and entered into as of the 2nd day of February, 1997, between Mark T. Gritton (Employee) and Deluxe Corporation, a Minnesota corporation having its principal offices at 3680 Victoria Street North, Shoreview, Minnesota 55126 (Deluxe).

        WHEREAS, Employee has been employed by Deluxe from May 1, 1972 through February 28, 1997; and

        WHEREAS, the parties agree to set forth herein the terms and conditions under which such employment is terminated.

        NOW THEREFORE, in consideration of the mutual benefits and promises contained herein the parties agree as follows:

        1. Termination. Employee and Deluxe agree that Employee voluntarily terminates his employment with Deluxe on February 28, 1997 (Termination Date).

        2. Payments and Benefits. Deluxe and Employee agree that the following payments and benefits, less applicable payroll and any supplemental deductions, shall be provided by Deluxe to Employee:

                A.      Three Hundred Thousand and 00/100 Dollars ($300,000.00).

                B.      All accrued vacation pay as of Termination Date.

                C. Payment of One Thousand One Hundred and 00/100 Dollars ($1,100.00) per month through February 28, 1998 related to Employee's automobile expenses.

                D. Executive out-placement services to Employee through Personnel Decisions Career Management Services (PDI) or its affiliate. Such services shall be paid for by Deluxe upon receipt of an invoice from the agency.

                E. Accrued amount in Employee's Stock Purchase Plan Account as of Termination Date.

                F. Beginning at the time described in the last paragraph of this Section, upon Employee's payment of premiums for coverage at employee rates, coverage under the terms of Deluxe's medical, life, vision and dental plans in which Employee participated on his own and his family's behalf as such plans may be changed from time to time through the earlier of February 28, 1998 or until similar coverage is provided by employer at similar rates for full time employees. Beginning March 1, 1998, payment of premiums for and provision of medical coverage until Employee is eligible for Medicare coverage as though Employee were a qualified retiree at 58 years of age having thirty (30) years of service.

                G. Payment of up to One Thousand Dollars and 00/100 ($1,000.00) for tax return preparation expenses for Employee's 1996 tax return upon receipt of an invoice from the return preparer.

                H. Payment of up to Two Thousand Dollars and 00/100 ($2,000.00) in legal expenses for Employee's attorney's review and negotiation of this transaction on Employee's behalf upon receipt of an invoice from such attorney.

                I. The (1) issuance, without restriction, of the remaining 815 share units of Deluxe common stock granted to Employee on February 9, 1996, under the Stock Incentive Plan (1994); (2) vesting of the unvested non-qualified stock options granted to Employee (a) on November 11, 1994 to purchase 4,000 remaining shares under that Plan; and (b) on February 9, 1996 to purchase 20,000 shares of Deluxe common stock under that Plan in accordance with the provisions of the applicable option agreements, as amended, as if Employee had satisfied the Plan's requirements for approved retirement and the Termination Date were the date of Employee's retirement.

                J. Payment to Employee of his accrued balance in the Deferred Compensation Plan and his Supplemental Retirement Plan Account on September 1, 2003 in accordance with the terms of the Plans and the payout option selected by Employee.

                K. For a one year period beginning one year after Termination Date, payment to Employee of the difference between Employee's base monthly salary of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) from Deluxe and his monthly compensation during such period if his monthly compensation, if any, is less than such base monthly salary. Employee shall provide Deluxe a copy of documentation of his monthly compensation, such as his payroll statement, and within thirty (30) days thereafter, Deluxe shall make such differential payment, if any, to Employee.

Except as otherwise provided, the payments and benefits described in this Section shall be provided by Deluxe to Employee upon receipt of the signed Separation Agreement and a Release in the form attached as Exhibit A, but no earlier than five (5) nor later than seven (7) days after the expiration of the rescission period referred to in Section 8. Such payments shall be reduced by any amount Employee owes Deluxe for outstanding credit card or other charges.

        3. Full Compensation. The payments that will be made to Employee or for his benefit pursuant to this Separation Agreement shall compensate him for and extinguish any and all claims he may have arising out of his employment with Deluxe or his employment termination as of the effective date of the Release, including but not limited to claims for attorneys' fees and costs, and any and all claims for any type of legal or equitable relief.

        4. Insurance. If Employee rescinds this Separation Agreement pursuant to
Section 7 below, Employee will still have the right to continue his health, dental, vision and life plans as provided by law.

        5. Benefits. Employee is a participant in various employee benefit plans sponsored by Deluxe. Unless otherwise agreed hereunder, the payment or cancellation of benefits, including the amounts and the timing thereof, will be governed by the terms of the employee benefit plans. Deluxe will provide Employee the same assistance given other participants in employee benefit plans so long as he is entitled to benefits thereunder.

        6. Records, Documents and Property. Employee will return to Deluxe all of its property including, but not limited to its records, correspondence and documents as well as all keys and corporate charge cards.

        7. Rescission. Employee acknowledges that he has had a period of twenty-one (21) days in which to consider this Separation Agreement and the Release referred to in Section 8 and deliver signed originals of them to the officer and at the address set out below in this Section. Once this Separation Agreement and the Release are executed, Employee may rescind this Separation Agreement and the Release within seven (7) calendar days to reinstate federal claims and fifteen (15) days to release Minnesota claims. To be effective, any rescission within the relevant time periods must be in writing and delivered to Deluxe Corporation, in care of Michael F. Reeves, Vice President, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126, either by hand or by mail within the respective periods. If sent by mail, the rescission must be (1) postmarked within the respective periods (2) properly addressed to Deluxe Corporation; and (3) sent by certified mail, return receipt requested.

        8. General Release. In consideration of the payments and other undertakings stated herein, the parties shall sign a separate Release in the form attached hereto as Exhibit A at the time each signs this Separation Agreement.

        9. Resignation. Employee agrees that he resigned as an executive officer of Deluxe and as a member of the board of directors of any affiliate or subsidiary of Deluxe as of December 31, 1996.

        10. Confidential Deluxe Information. Employee agrees that for a period of two (2) years after execution of this Agreement unless so ordered by a court or governmental agency, Employee will not use or disclose Confidential Information of Deluxe.

         "Confidential Information" means all confidential or proprietary information of Deluxe or any affiliate, including without limitation, financial data, trade secrets, customer and mailing lists, business plans, sales and marketing plans, business acquisition or divestiture plans, data processing systems unique to Deluxe, pricing and credit policies and practices unique to Deluxe, books and records, research and development activities relating to existing commercial activities and new products, services and offerings under active consideration, which Employee may have acquired or obtained during the course of Employee's employment with Deluxe. This confidentiality commitment is not applicable to information intentionally disclosed to the public by Deluxe or information received by Employee from third parties not under an obligation of confidentiality to Deluxe or any of its affiliates or subsidiaries.

         11. Nonrecruitment. For a period of two (2) years after Termination Date, Employee shall not for himself or any other person or entity either, directly or indirectly, recruit for employment or contract for employment or contract for the services of any person who at any time during the period March 1, 1996 through Termination Date is or was an employee of Deluxe or any of its affiliates or subsidiaries.

         12. Noncompetition. Employee agrees that for a period of two (2) years after Termination Date, Employee will not (a) serve as an officer, principal, advisor, agent, partner, director, stockholder, employee or consultant of any corporation or other business enterprise that engages in activities, directly or through an affiliate, that are directly competitive with the commercial activities of Deluxe from which it derives a significant portion of its revenue and which were engaged in by Deluxe at the time of the termination of Employee's employment without the prior written consent of the President and Chief Executive Officer of Deluxe Corporation; or (b) with respect to such activities that are directly competitive, cause customers, distributors or suppliers under contract or doing business with Deluxe at any time within one year prior to and including the Termination Date to modify their business relationships with Deluxe in any material respect.

         Ownership by Employee of less than one percent (1%) of the outstanding shares of capital stock of any corporation, for investment purposes, shall not constitute a breach of this provision.

         For commercial activities to be "directly competitive" with those of Deluxe within the meaning of this Agreement, such activities must consist of selling or attempting to sell the same types of products or services from which Deluxe Corporation now derives at least one percent (1%) of its revenue or which are the subject of business development plans (which the parties agree are the following general categories: (a) check products used by financial institutions and their customers; (b) check and check transaction security features; (c) check related printed forms products; (d) direct marketing services for financial institutions; (e) market research information services for financial institutions; (f) electronic funds transfers services of the type provided by Deluxe or any of its subsidiaries or similar to any payment risk management services provided by Deluxe or any of its affiliates; and (g) catalog sales of greeting cards, check products and other paper products by the same methods of marketing to the same classes of customers).

         13. Availability. Employee agrees upon reasonable advance notice to make himself available to Deluxe as a witness or as otherwise may be reasonably required by Deluxe in connection with litigation or other third party contested matters, at its reasonable expense, including any required travel and related expenses of Employee as substantiated by delivery to Deluxe of bills or other statements satisfactory to Deluxe.

         14. Confidentiality. The terms of this Separation Agreement and the Release shall be treated as confidential by both Employee and Deluxe and neither party shall disclose its terms to anyone, except Employee may disclose the terms of this Separation Agreement and the Release to his immediate family, legal counsel and accountant and as ordered by a court or governmental agency. Deluxe may disclose the terms of this Separation Agreement and the Release to its officers and directors, outside auditors, to employees who have a legitimate need to know the terms in the course of performing their duties and as required by law. Each party recognizes and agrees that this confidentiality provision was a significant inducement for the other to enter into this Separation Agreement and Release.

         15. Reference Letter. In the event the parties agree upon the text of a reference letter on or before execution of this agreement a copy of it shall be attached and incorporated by reference as Exhibit B and Employee may provide a copy of such letter to any prospective employer. Deluxe agrees that any communication by John A. Blanchard III, or any other representative Deluxe deems appropriate on behalf of Deluxe, concerning Employee's employment and separation from Deluxe shall in tone and content not be inconsistent with the statements contained in any Exhibit B.

        16. Nonassignment. The parties agree that this Separation Agreement and the Release will not be assigned by either party unless the other party agrees to such assignment in writing.

         17. Merger. This Separation Agreement and the Release, and the employee benefit plans in which Employee is a participant supersede all prior oral and written agreements and communications between the parties. Employee and Deluxe agree that any and all claims which either might have had against the other are fully released and discharged by this Separation Agreement and the Release, and that the only claims which either may hereafter assert against the other will be derived only from an alleged breach of the terms of the Separation Agreement, the Release or, as against Deluxe, or any employee benefit plan in which Employee is a participant.

         18. Entire Agreement. This Separation Agreement and Attachments constitute the entire agreement between the parties with respect to the termination of Employee's employment relationship with Deluxe, and the parties agree that there were no inducements or representations leading to the execution of this Separation Agreement or any of the Attachments except as herein contained.

        19. Voluntary and Knowing Action. Employee acknowledges that he has been advised of his right to be represented by his own attorney, that he has read and understands the terms of this Separation Agreement and the Release, and that he is voluntarily entering into the Separation Agreement and the Release.

        20. Governing Law. This Separation Agreement and the Release will be construed and interpreted in accordance with the laws of the State of Minnesota.

        21. Counterparts. This Separation Agreement and the Release may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one of the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the day and year first above written.


DELUXE CORPORATION                             EMPLOYEE

By: /s/ Michael F. Reeves                 By: /s/ Mark T. Gritton
        Michael F. Reeves                         Mark T. Gritton
Title:  Vice President


STATE OF MINNESOTA

COUNTY OF RAMSEY

I, Trudy Novak, a Notary Public, do hereby certify that Mark T. Gritton personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.

Given under my hand and official seal this 27th day of February, 1997.

                                               /s/  Trudy Novak
                                               Notary Public


STATE OF MINNESOTA

COUNTY OF RAMSEY

The foregoing instrument was acknowledged before me this 3rd day of March, 1997 by Michael F. Reeves, a Vice President of Deluxe Corporation, a Minnesota corporation, on behalf of the Corporation.

                                               /s/ P W Foss
                                                   Notary Public


                                                                       EXHIBIT A

                                     RELEASE

Definitions. We intend all words used in this Release to have their plain meaning in ordinary English. Technical legal words are not needed to describe what we mean. Specific terms we use in this Release have the following meanings:

        A. We, as used herein, includes Deluxe Corporation defined at B and Employee, as defined at C.

        B. Deluxe Corporation or Deluxe, as used herein, shall at all times mean Deluxe Corporation, its subsidiaries, successors and assigns, their affiliated companies, their successors and assigns, their affiliated and predecessor companies and the present or former officers, employees and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any profit sharing, pension or other benefit plan applicable to the employees or former employees of Deluxe, in their official and individual capacities.

        C. Employee, as used herein, means Mark T. Gritton or anyone who has or obtains any legal rights or claims through him.

        D. Employee's Claims means any rights Employee has now or hereafter to any relief of any kind from Deluxe whether or not Employee knows now about those rights, arising out of his employment with Deluxe, and his employment termination, including, but not limited to, claims for breach of contracts; fraud or misrepresentation; violation of the Minnesota anti-discrimination laws, the Americans with Disabilities Act, or other federal, state, or local civil rights laws based on disability or other protected class status; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices. However, this Release shall not affect any claims which Employee could have made under any welfare benefit plan or any profit sharing, pension or retirement plan through Deluxe or which may arise under the Agreement to which this Release is attached.

Agreement to Release Claims. Employee agrees that he is receiving a substantial amount of money paid by Deluxe. Employee agrees to give up all Employee's Claims against Deluxe in exchange for those payments. Employee will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against Deluxe based on Employee's Claims. Employee agrees that the money and benefits Employee is receiving are full and fair compensation for the release of all Employee's Claims. Employee agrees that Deluxe does not owe Employee anything in addition to what Employee will be receiving.

        Employee understands that he may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal claims and within fifteen (15) days to reinstate state claims. To be effective, Employee's rescission must be in writing and delivered to Deluxe Corporation in care of Michael F. Reeves, Vice President, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126, either by hand or by mail within the relevant period. If sent by mail, the rescission must be postmarked within the relevant period, properly addressed to Deluxe Corporation, and sent by certified mail, return receipt requested.

Deluxe agrees to give up any claim against Employee that Deluxe may have now or hereafter arising from Employee's employment with Deluxe, except as may arise under the Agreement to which this Release is attached.

We acknowledge that we have read this Release carefully and understand all its terms. In agreeing to sign this Release, we have not relied on any statements or explanations made by either of us.

We agree that this Release shall be effective as of the last date set out below. Deluxe and Employee understand and agree that this Release, the Agreement and the Deluxe employee benefit plans in which Employee is a participant, contain all of the agreements between Deluxe and Employee. We have no other written or oral agreements.

Dated: February 27, 1997                         /s/ Mark T. Gritton
                                                  Mark T. Gritton
Witnesses:

/s/ Trudy Novak
                                                  DELUXE CORPORATION

Dated: March 3, 1997
                                                  By: /s/ Michael F. Reeves

                                                    Michael F. Reeves

                                                     Vice President
Witnesses:

/s/ Maureen L. Mikel

/s/ Susan Buytowski


                                                                       EXHIBIT B


Mark Gritton served Deluxe Corporation for 25 years, rising through the ranks to very senior positions. Most recently, he served as president of the company's largest operating unit, the Financial Services Group.

In this capacity, he was responsible for a revenue P&L in excess of $1.2 billion consisting of the individual business units of Deluxe Check Printers, N.R.C., E.T.C., Chex Systems, and, for a period of time, Deluxe Data Systems. Deluxe Data Systems was subsequently placed in a separate market serving unit to provide focus on the electronic funds transfer market. In addition to meeting or exceeding revenue and operating profit objectives, Mark also worked to complete integration of sales and marketing activities across the business units. Significant positive progress was made with this integration effort during 1996.

Over the years Mark has held significant P&L responsibilities, as well as substantial operational and human resource responsibilities.

Mark's experiences with Deluxe consisted of sales, plant management of three separate production facilities, regional management of northeast plant operations, Vice President of Administration for the Corporation, Vice President of Regional Production Operations, President of the Check Printing Division, and finally President of the Financial Services Group. Mark was also a key member of the senior group that reviewed and recommended strategic direction for the company during the past year. His contributions to Deluxe have clearly added to the success of the company over the years.

Mark has contemplated for some time that a change in responsibilities, to include possible relocation from Minnesota, would be a positive experience personally and for his family. His last child at home graduates high school in the spring of 1997, allowing Mark and his wife complete flexibility in pursuing new interests and possible locations.

Mark's broad range of experience and personal abilities should serve him well in any new opportunities he chooses to pursue.